DEVELOPMENT AGREEMENT
AGREEMENT made as of November __, 1998 by and between JACKSON BOND, L.P., a Mississippi limited partnership (the "Partnership") and PARK RIDGE, LLC, a Mississippi limited liability company (the "Developer") in its capacity as the Developer of the Apartment Complex and not as a General Partner of the Partnership.
                        Recitals
1.	The Partnership was formed to acquire, construct,
develop, improve, maintain, own, operate, lease, dispose of and otherwise deal with an apartment project located in Jackson, Tennessee, known as the Park Ridge Apartments (the "Apartment Complex").
2.	Capitalized terms used herein and not otherwise
defined shall have the meanings set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership of even date herewith (the "Partnership Agreement").
3.	The Apartment Complex, following the completion of
construction, is expected to constitute a "qualified low-income housing project" (as defined in Section 42(g)(1) of the Code).
4.	The Developer has already provided and will
continue to provide certain services with respect to the Apartment Complex during the acquisition, development, construction and initial operating phases thereof.
5.	In consideration for such services, past and
future, the Partnership has agreed to pay to the Developer certain fees computed and paid in the manner stated herein. NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1.  Defined Terms.
"Development Advances" has the meaning set forth in
Section 2.
"Development Costs" means any and all costs and expenses necessary to (i) cause the construction of the Apartment Complex to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, in accordance with the Plans and Specifications, (ii) equip the Apartment Complex with all necessary and appropriate fixtures, equipment and articles of personal property (including, without limitation, refrigerators and ranges), (iii) obtain all required certificates of occupancy for the apartment units and other space in the Apartment Complex, (iv) pay the Development Fee, (v) finance the construction of the Apartment Complex and achieve the Completion Date in accordance with the provisions of the Project Documents, (vi) discharge all Partnership liabilities and obligations arising out of any casualty generating insurance proceeds for the Partnership,
(vii) fund any Partnership reserves required hereunder or under any of the Project Documents, and (viii) pay any other costs or expenses necessary to achieve the Completion Date and Rental Achievement.
"Specified Proceeds" means (i) the proceeds of all Mortgage Loans, (ii) the net rental income, if any, generated by the Apartment Complex prior to the Completion Date which is permitted by the Lenders to be applied to the payment of Development Costs, (iii) the Capital Contributions of the Investment Limited Partner and the Special Limited Partner, (iv) the Capital Contributions of the General Partner in the amounts set forth in Schedule A of the Partnership Agreement as of the Admission Date and
(v) any insurance proceeds arising out of casualties occurring prior to the Completion Date.
Section 2.  "Obligation to Complete Construction"
The Developer shall supervise the completion of the construction of the Apartment Complex or cause the same to be completed in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including without limitation, refrigerators and ranges, provided for in the Project Documents and the Plans and Specifications.
Section 3.  "Development Services."
(a) The Developer has heretofore performed certain services relating to the development of the Apartment Complex and shall continue to oversee the construction and development of the Apartment Complex, and shall perform the services and carry out the responsibilities with respect to the Apartment Complex as are set forth herein, and such additional duties and responsibilities as are reasonably within the general scope of such services and responsibilities and are designated from time to time by the General Partner.
(b) The Developer's services shall be performed in the name and on behalf of the Partnership and shall consist of the duties set forth in subparagraphs (i)-(xv) below of this
Section 3(b) and as provided elsewhere in this Agreement; provided, however, that if the performance of any duty of the Developer set forth in this Agreement is beyond the reasonable control of the Developer, the Developer shall nonetheless be obligated to (i) use its best efforts to perform such duty and (ii) promptly notify the General Partner that the performance of such duty is beyond its reasonable control. The Developer has performed or shall perform the following:
(i) Upon the request of the Partnership, negotiate and cause to be executed in the name and on behalf of the Partnership any agreements for architectural, engineering, testing or consulting services for the Apartment Complex, and any agreements for the construction of any improvements or tenant improvements to be constructed or installed by the Partnership or the furnishing of any supplies, materials, machinery or equipment therefor, or any amendments thereof, provided that no agreement shall be executed nor binding commitment made until the terms and conditions thereof and the party with whom the agreement is to be made have been approved by the General Partner unless the terms, conditions, and parties comply with guidelines issued by the General Partner concerning such agreements;
(ii) Advise the Partnership as to the steps necessary to qualify the Apartment Complex during the compliance period defined in Section 42(i)(1) of the Code as a "qualified low-income housing project" under Section 42(g)(1) of the Code;
(iii) Assist the Partnership in preparing and processing an application for a low-income housing tax credit allocation for the Apartment Complex under Section 42 of the Code;
(iv) Advise the Partnership as to federal, state and local subsidy programs available for the Apartment Complex;
(v) Upon the request of the Partnership, oversee and cooperate in the reestablishment and implementation of appropriate administrative and financial controls for the design and construction of the Apartment Complex, including but not limited to:
(A) coordination and administration of the Apartment Complex architect, the general contractor, and other contractors, professionals and consultants employed in connection with the design or construction of the Apartment Complex;
(B) administration of any construction contracts on behalf of the Partnership;
(C) participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable design and construction procedures;
(D) the rendering of advice and recommendations as to the selection of subcontractors and suppliers;
(E) the review and submission to the General Partner for approval of all requests for payments under any architectural agreement, general contractor's agreement, or any loan agreements with any lending institutions providing funds for the benefit of the Partnership for the design or construction of any improvements;
(F) the submission of any suggestions or requests for changes which could in any reasonable manner improve the design, efficiency or cost of the Apartment Complex;
(G) applying for the maintaining in full force and effect any and all governmental permits and approvals required for the lawful construction of the Apartment Complex;
(H) compliance with all terms and conditions applicable to the Partnership or the Apartment Complex contained in any governmental permit or approval required or obtained for the lawful construction of the Apartment Complex, or in any insurance policy affecting or covering the Apartment Complex, or in any surety bond obtained in connection with the Apartment Complex;
(I) furnishing such consultation and advice relating to the Apartment Complex as may be reasonably requested from time to time by the General Partner;
(J) keeping the General Partner fully informed on a regular basis of the progress of the design and construction of the Apartment Complex, including the preparation of such reports as are provided for herein or as may reasonably be requested by the General Partner and which are of a nature generally requested or expected of construction managers or similar owner's representatives on similar projects;
(K) giving or making the Partnership's instructions, requirements, approvals and payments provided for in the agreements with the Apartment Complex architect, general contractor, and other contractors, professionals and consultants retained for the Apartment Complex; and
(L) at the Partnership's expense, filing on behalf of and as the attorney-in-fact for the Partnership any notices of completion required or permitted to be filed upon the completion of any improvement(s) and taking such actions as may be required to obtain any certificates of occupancy or equivalent documents required to permit the occupancy of the Apartment Complex.
(vi) Upon request of the Partnership, inspect the progress of the course of the construction of the Apartment Complex, including verification of the materials and labor being furnished to and on such construction so as to be fully competent to approve or disapprove requests for payment made by the Apartment Complex architect and the general contractor, or by any other parties with respect to the design or construction of the Apartment Complex, and in addition to verify that the construction is being carried out substantially in accordance with the Plans and Specifications approved by the General Partner or, in the event that the construction is not being so carried out, to promptly notify the General Partner;
(vii) To the extent requested to do so by the General Partner, prepare and distribute to the General Partner a critical path schedule, and periodic updates thereto as necessary to reflect any material changes, but in any event not less frequently than quarterly, other design or construction cost estimates as required by the General Partner, and financial accounting reports, including monthly progress reports on the quality, progress and cost of the construction and recommendations as to the drawing of funds from any loans arranged by the Partnership to cover the cost of design and construction of the Apartment Complex, or as to the providing of additional capital contributions should such loan funds for any reason be unavailable or inadequate;
(viii) Upon request of the Partnership, at the Partnership's expense, obtain and maintain insurance coverage for the Apartment Complex, the Partnership, and the Developer and its employees, at all times until final completion of the construction of the Apartment Complex, in accordance with an insurance schedule approved by the General Partner, which insurance shall include general public liability insurance covering claims for personal injury, including but not limited to bodily injury, or property damage, occurring in or upon the Property or the streets, passageways, curbs and vaults adjoining the Property. Such insurance shall be in a liability amount approved by the General Partner;
(ix) Comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirements (hereinafter in this subparagraph (x) called "laws") of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction in the county in which the Apartment Complex is located or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for the Partnership or the Apartment Complex, which may be applicable to the Apartment Complex or any part thereof. Any such compliance undertaken by the Developer on behalf of and in the name of the Partnership, in accordance with the provisions of this Agreement, shall be at the Partnership's expense. The Developer shall likewise ensure that all agreements between the Partnership and independent contractors performing work in connection with the Apartment Complex shall include the agreement of said independent contractors to comply with all such applicable laws;
(x) Assemble and retain all contracts, agreements and other records and data as may be necessary to carry out the Developer's functions hereunder. Without limiting the foregoing, upon the request of the Partnership, the Developer will prepare, accumulate and furnish to the General Partner and the appropriate governmental authorities, as necessary, data and information sufficient to identify the market value of improvements in place as of each real property tax lien date, and will make application for appropriate exclusions from the capital costs of the Apartment Complex for purposes of real property ad valorem taxes;
(xi) Upon the request of the Partnership, coordinate and administer the design and construction of all interior tenant improvements to the extent required under any leases or other occupancy agreements to be constructed or furnished by the Partnership with respect to the initial leasing of space in the Apartment Complex, whether involving building standard or non-building standard work;
(xii) Use its best efforts to accomplish the timely completion of the Apartment Complex in accordance with the approved Plans and Specifications and the time schedules for such completion approved by the General Partner;
(xiii) At the direction of the General Partner, implement any decisions of the General Partner made in connection with the design, construction and development of the Apartment Complex or any policies and procedures relating thereto, exclusive of leasing activities; and
(xiv) Perform and administer any and all other services and responsibilities of the Developer which are set forth in any other provisions of this Agreement, or which are requested to be performed by the General Partner and are within the general scope of the services described herein.
Section 4.  Limitations and Restrictions.
Notwithstanding any provisions of this Agreement, the Developer shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, or incur any obligation with respect to any of the following matters unless and until the same has been approved by the General Partner:
(a) Approval of all construction and architectural contracts and all architectural plans, specifications and drawings prior to the construction and/or alteration of any improvements contemplated thereby, except for such matters as may be expressly delegated in writing to the Developer by the General Partner;
(b)  Any proposed change in the work of the
construction of the Apartment Complex, or in the Plans and Specifications therefor as previously approved by the General Partner, or in the cost thereof, or any other change which would affect the design, cost, value or quality of the Apartment Complex, except for such matters as may be expressly delegated in writing to the Developer by the General Partner;
(c) Making any expenditure or incurring any obligation by or on behalf of the Partnership or the Apartment Complex involving a sum in excess of $25,000 or involving a sum of more than $5,000 where the same relates to a component part of any work, the combined cost of which exceeds $25,000, except for expenditures made and obligations incurred pursuant to and specifically set forth in a construction budget approved by the General Partner (the "Construction Budget") or for such matters as may be otherwise expressly delegated to the Developer by the General Partner;
(d) Making any expenditure or incurring any obligation which, when added to any other expenditure, exceeds the Construction Budget or any line item specified in the Construction Budget, except for such matters as may be otherwise expressly delegated in writing to the Developer by the General Partner; or
(e) Expending more than what the Developer in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or leased or services engaged on behalf of the Partnership or otherwise in connection with the Apartment Complex.
Section 5.  Accounts and Records.
(a) The Developer on behalf of the Partnership, shall keep such books of account and other records as may be required and approved by the General Partner, including, but not limited to, records relating to the costs of construction and construction advances. The Developer shall keep vouchers, statements, receipted bills and invoices and all other records, in the form approved by the General Partner, covering all collections, if any, disbursements and other data in connection with the Apartment Complex prior to the Completion Date. All accounts and records relating to the Apartment Complex, including all correspondence, shall be surrendered to the Partnership, upon demand without charge therefor.
(b)  The Developer shall cooperate with the Management
Agent to facilitate the timely preparation by the Management Agent of such reports and financial statements as the Management Agent is required to furnish pursuant to the Management Agreement.
(c) All books and records prepared or maintained by the Developer shall be kept and maintained at all times at the place or places approved by the General Partner, and shall be available for and subject to audit, inspection and copying by the Management Agent, the General Partner or any representative or auditor thereof or supervisory or regulatory authority, at the times and in the manner set forth in the Partnership Agreement.
Section 6.  Development Fees.
For its services in connection with the development of the Apartment Complex and the supervision of the construction of the Apartment Complex, and as reimbursement for Development Advances, the Developer shall receive a fee (the "Development Fee") in the amount of $756,321. The Development Fee shall be deemed to have been earned as and when the Developer's services are rendered and subject to the terms of the Bond Loan Documents, such Development Fee shall be paid out of Specified Proceeds. If Specified Proceeds are insufficient to pay the Development Fee subject to the terms of the Bond Loan Documents, such unpaid amounts shall be paid out of Cash Flow as set forth in Section 10.2(a) of the Partnership Agreement. In any event, the General Partner shall cause the Partnership to pay such Development Fee only after the payment of all Development Costs (other than the Development Fee). If the Development Fee has not been fully paid by the tenth anniversary of the Completion Date, the General Partner shall make a Capital Contribution to the Partnership in an amount sufficient to enable the Partnership to pay any unpaid portion of the Development Fee.
Section 7.  Applicable Law.
This Agreement, and the application or interpretation hereof, shall be governed by and construed in accordance with the laws of the State of Mississippi.
Section 8.  Binding Agreement.
This Agreement shall be binding on the parties hereto, their heirs, executors, personal representatives, successors and assigns. As long as the Developer is not in default under this Agreement, the obligation of the Partnership to pay the Development Fee shall not be affected by any change in the identity of the General Partner of the Partnership.
Section 9.  Headings.
All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.
Section 10.  Terminology.
All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa as the context may require.
Section 11.  Benefit of Agreement.
The obligations and undertakings of the Developer set forth in this Agreement are made for the benefit of the Partnership and its Partners and shall not inure to the benefit of any creditor of the Partnership other than a Partner, notwithstanding any pledge or assignment by the Partnership of this Agreement or any rights hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
PARTNERSHIP:

JACKSON BOND, L.P., a Mississippi
limited partnership, by its general
partner, Park Ridge, LLC,  a
Mississippi limited company


By:	/s/J.H. Thames, jr.
     	J.H. Thames, Jr., Member/Manager

DEVELOPER:

ARK RIDGE,  LLC, a Mississippi
limited liability company


By: /s/ J.H. Thames, Jr.
	J.H. Thames, Jr.,
Member/Manager


                          GUARANTY AGREEMENT
This Guaranty Agreement (this "Guaranty") is made as of November __, 1998, by J. H. Thames, Jr., an individual residing in Mississippi (the "Guarantor") in favor of BOSTON CAPITAL TAX CREDIT FUND IV L.P., a Delaware limited partnership (the "Investment Limited Partner"), and its successors and assigns.
                      RECITALS
WHEREAS, reference is hereby made to the First Amended
and Restated Agreement of Limited Partnership, dated as of November __, 1998 (the "Partnership Agreement") of Jackson Bond, L.P., a Mississippi limited partnership (the "Partnership");
WHEREAS, capitalized terms used herein and not
otherwise defined shall have the meaning set forth in the
Partnership Agreement;
WHEREAS, the undersigned Guarantor is a member of Park
Ridge Apartments, LLC, a Mississippi limited liability company (the "General Partner"), which is the General Partner of the Partnership;
WHEREAS, Park Ridge Apartments, LLC, a Mississippi
limited liability company (the "Developer"), in its capacity as Developer and not as a General Partner of the Partnership, is the Developer of the Apartment Complex and has entered into a Development Agreement with the Partnership;
WHEREFORE, to induce the Investment Limited Partner to acquire an interest in the Partnership, to enter into the Partnership Agreement and to become the Investment Limited Partner of the Partnership, the undersigned hereby unconditionally guarantees to the Investment Limited Partner the prompt and full payment and due and punctual performance of the payment and obligations described below in this Guaranty (collectively, the "Guaranteed Obligations"), this Guaranty being upon the following terms and conditions:
1. The Guarantor hereby unconditionally and
irrevocably guarantees to the Investment Limited Partner the punctual payment when due, and at all times thereafter, of each and every obligation of the General Partner and the Developer to make any payment or advance any funds under the terms and conditions of the Partnership Agreement and the Development Agreement, including without limitation, the General Partner's obligation to make their Capital Contributions as set forth in Sections 4.2 and 6.12(a) of the Partnership Agreement, the General Partner's obligation to make any payments required by the terms of Section 5.1 of the Partnership Agreement, the General Partner's obligation to repurchase the Interest of the Investment Limited Partner and/or the Special Limited Partner pursuant to the terms of
Section 5.2 of the Partnership Agreement, the General Partner's obligation to make payments and fund certain reserves pursuant to Section 6.5 of the Partnership Agreement, the General Partner's obligation to make certain indemnity payments pursuant to the terms of Section 6.9 of the Partnership Agreement, the General Partner's obligation to advance Subordinated Loans and other funds pursuant to the terms of Sections 6.5 and 6.10 of the Partnership Agreement, the Developer's obligation to make payments necessary to satisfy the terms and conditions of Section
6.11 of the Partnership Agreement and the General Partner's obligation to make any other payments pursuant to the terms and conditions of the Partnership Agreement
2. The Guarantor additionally hereby unconditionally
and irrevocably guarantees to the Investment Limited Partner the due and punctual performance of all other obligations of the General Partner and the Developer pursuant to the terms of the Partnership Agreement and the Development Agreement, including without limitation, the General Partner's duties and obligations set forth in Section 6.5 and Section 6.6 of the Partnership Agreement, the General Partner's and Developer's obligation to cause the completion of the construction of the Apartment Complex and the achievement of Rental Achievement pursuant to the terms of the Development Agreement and Section 6.11 of the Partnership Agreement and all of the other obligations of the General Partner and the Developer as set forth in the Partnership Agreement and the Development Agreement.
3. If any of the obligations of the General Partner
or the Developer are not complied with, in any respect whatsoever, and without the necessity of any notice from the Investment Limited Partner to the Guarantor, the Guarantor agrees to (i) assume all responsibility for the completion of the construction of the Apartment Complex and, at the Guarantor's own cost and expense, cause the construction of the Apartment Complex to be fully completed and Rental Achievement to be achieved in accordance with the Plans and Specifications, the Partnership Agreement and the Development Agreement, (ii) pay all bills in connection with the construction of the Apartment Complex and the achievement of Rental Achievement and (iii) indemnify and hold harmless the Investment Limited Partner from any and all Adverse Consequences that the Investment Limited Partner may suffer by reason of any such non-compliance period.
4. This Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance. The Guarantor shall be liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor. This Guaranty shall be effective as a waiver of, and the Guarantor hereby expressly waives, any and all rights to which the Guarantor may otherwise have been entitled under any suretyship laws in effect from time to time.
5. Subject to any rights and remedies of the General
Partner set forth in the Partnership Agreement, in the event of a default by the General Partner or the Developer in the payment or performance of the Guaranteed Obligations, or any part thereof, when such indebtedness or performance becomes due, the Guarantor shall, on demand and without presentment, protest, notice of protest, further notice of non-payment or of dishonor or of default or non-performance, or any other notice whatsoever, without any notice having been given to the Guarantor previous to such demand of the acceptance by the Investment Limited Partner of this Guaranty, and without any notice having been given to the Guarantor previous to such demand of the creating or incurring of such obligation to pay or perform, all such notices being hereby waived by the Guarantor, pay the amount due thereon to the appropriate party or perform or observe the agreement, covenant, term or condition of the Partnership Agreement or the Development Agreement, as the case may be, and it shall not be necessary for the Investment Limited Partner, in order to enforce such payment or performance by the Guarantor, first to institute suit or pursue or exhaust any rights or remedies against the Partnership or others liable for such payments or performance, or to enforce any rights against any security that ever shall have been given to secure such payments or performance, or to join the Partnership or any others liable for the payment or performance of the Guaranteed Obligations or any part thereof in any action to enforce this Guaranty, or to resort to any other means of obtaining payment or performance of the Guaranteed Obligations.
6. Any time that the Investment Limited Partner is
entitled to exercise its rights or remedies hereunder, it may in its discretion elect to demand payment and/or performance. If the Investment Limited Partner elects to demand performance, it shall at all times thereafter have the right to demand payment until all of the Guaranteed Obligations have been paid and performed in full. If the Investment Limited Partner elects to demand payment, it shall at all times thereafter have the right to demand performance until all of the Guaranteed Obligations have been paid and performed in full.
7. The Guarantor hereby agrees that neither the
Investment Limited Partner's rights or remedies nor the Guarantor's obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts or circumstances, and the liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
(i)	any limitation of liability or recourse in any
other Project Document or arising under any law;
(ii)	any release, surrender, abandonment, exchange,
alteration, sale or other disposition, subordination, deterioration, waste, filing to protect or preserve, impairment, or loss of, or any failure to create or perfect any lien or security interest with respect to, or any other dealings with, any collateral or security at any time existing or purported, believed or expected to exist in connection with any or all of the Guaranteed Obligations;
(iii)	the taking or accepting of any other security
or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations;
(iv)	whether express or by operation of law, any
partial release of the liability of the Guarantor hereunder, or if one or more guaranties are now or hereafter obtained by the Investment Limited Partner covering all or any part of the Guaranteed Obligations, any complete or partial release of any one or more of such guarantors under any such other guaranty, for the payment or performance of any or all of the Guaranteed Obligations;
(v)	the death, insolvency, bankruptcy, disability,
dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all or substantially all of the assets, or lack of corporate, partnership or other power of the Guarantor, the General Partner, the Developer, the Partnership or any other party at any time liable for the payment or performance of any or all of the Guaranteed Obligations;
(vi)	either with or without notice to or consent of the
Guarantor; any renewal, extension, modification or rearrangement of the terms of any or all of the Guaranteed Obligations and/or any of the Project Documents, including without limitation, material alterations of the terms of payment (including changes in maturity date(s) and interest rate(s)) or performance (including changes in the Plans and Specifications and other terms or aspects of the construction of the Apartment Complex) or any other terms thereof, or any waiver, termination, or release of, or consent to departure from, any of the Project Documents or any other guaranty of any or all of the Guaranteed Obligations, or any adjustment, indulgence, forbearance, or compromise that may be granted from time to time by the Investment Limited Partner to the Partnership, the General Partner, the Developer, the Guarantor, and/or any other party at any time liable for the payment or performance of any or all of the Guaranteed Obligations;
(vii)	except for willful misconduct or gross
negligence, any neglect, lack of diligence, delay, omission, failure or refusal of the Investment Limited Partner to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Obligations, or to foreclose or take or prosecute any action to foreclose (or in foreclosing or taking or prosecuting any action to foreclose) upon any security therefor, or to exercise (or in exercising) any other right or power with respect to any security therefor, or to take or prosecute (or in taking or prosecuting) any action in connection with any Project Document, or any failure to sell or otherwise dispose of in a commercially reasonable manner any collateral securing any or all of the Guaranteed Obligations (excepting only, with respect to any such sale or other disposition of collateral, any such requirement imposed at the time in question by then-applicable law and not waivable by the Guarantor, and the Guarantor agreeing, with respect to any such sale or other disposition, that ten days' notice shall constitute reasonable notification; and provided that, except for any such non-waivable requirement applicable to any sale or other disposition of any such collateral, no provision of this Guaranty shall be construed to limit or otherwise adversely affect the Investment Limited Partner's absolute and discretionary rights (subject to the terms of the Partnership Agreement), as set forth in this Guaranty, to release and/or otherwise deal or fail to deal with any such collateral without affecting or impairing the Guarantor's liability hereunder);
(viii)	any failure of the Investment Limited Partner
to notify the Guarantor of any creation, renewal, extension, rearrangement, modification, supplement or assignment of the Guaranteed Obligations or any part thereof, or of any Project Document, or of any release of or change in any security or of any other action taken or refrained from being taken by the Investment Limited Partner against the Partnership, the General Partner or the Developer or any security or other recourse or of any new agreement between the Investment Limited Partner and the Partnership, the General Partner or the Developer, it being understood that the Investment Limited Partner shall not be required to give the Guarantor any notice of any kind under any circumstances with respect to or in connection with the Guaranteed Obligations, any and all rights to notice the Guarantor may have otherwise had being hereby waived by the Guarantor (excepting only any notice, if any, required at the time in question by then-applicable law and not waivable by the Guarantor);
(ix)	if for any reason the Investment Limited Partner
is required to refund any payment by the General Partner or the Developer to any other party liable for the payment or performance of any or all of the Guaranteed Obligations or pay the amount thereof to someone else;
(x)	the existence of any claim, set-off or other right
that the Guarantor may at any time have against the General Partner, the Developer, the Investment Limited Partner, or any other Person, whether or not arising in connection with this Guaranty, or any other Project Document (provided, that nothing contained herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim); or
(xi)	the unenforceability of all or any part of the
Guaranteed Obligations against the General Partner or the Developer, whether because the Guaranteed Obligations exceed the amount permitted by law or violate any usury laws, or because the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, or because the officers or Persons creating same acted in excess of their authority, or because of a lack of validity or enforceability of or defect or deficiency in any of the Project Documents, or because the General Partner or the Developer has any valid defense, claim or offset with respect thereto (except as specifically set forth in the Partnership Agreement), or because the General Partner's or the Developer's obligation ceases to exist by operation of law, or because of any other reason or circumstance.
8. In the event any payment by the General Partner or
the Developer or any other party to the Investment Limited Partner or any other appropriate party is held to constitute a preference, a fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason the Investment Limited Partner or any other appropriate party is required to refund such payment or pay the amount thereof to any other party, such payment by such General Partner or the Developer or any other party to the Investment Limited Partner shall not constitute a release to the Guarantor from any liability hereunder, and this Guaranty shall continue to be effective or shall be reinstated (notwithstanding any prior release or discharge by the Investment Limited Partner of this Guaranty or of the Guarantor), as the case may be, with respect to, and this Guaranty shall apply to, any and all amounts so refunded by the Investment Limited Partner or paid by the Investment Limited Partner to another party (which amounts shall constitute part of the Guaranteed Obligations), and any interest paid by the Investment Limited Partner and any attorneys' fees, costs and expenses paid or incurred by the Investment Limited Partner in connection with any such event. It is the intent of the Guarantor and the Investment Limited Partner that the obligations and liabilities of the Guarantor hereunder are absolute and unconditional under any and all circumstances and that until the Guaranteed Obligations are fully and finally paid and performed, and are not subject to refund or disgorgement, the obligations and liabilities of the Guarantor hereunder shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of a guarantor.
9. Notwithstanding anything to the contrary in this Guaranty, the Guarantor does not waive any claims against the Investment Limited Partner based on the failure of the Investment Limited Partner to make any payments or Capital Contributions as and when the same are due under the terms of the Partnership Agreement or any other default by the Investment Limited Partner under the terms of the Partnership Agreement. This Guaranty is for the benefit of the Investment Limited Partner and the Investment Limited Partner's successors and assigns and in the event of an assignment of the Guaranteed Obligations, or any part, thereof, the rights and benefits hereunder, to the extent applicable to the Guaranteed Obligations so assigned, may be transferred with such Guaranteed Obligations. The Guarantor waives notice of any transfer or assignment of the Guaranteed Obligations, or any part thereof, and agrees that neither the failure to give notice of such an assignment nor the assignment itself will affect the liabilities of the Guarantor hereunder.
10. This Guaranty is binding not only on the
Guarantor, but also on the Guarantor's heirs, personal representatives, successors and assigns. Upon the death of the Guarantor, this Guaranty shall continue against the Guarantor's estate as to all of the Guaranteed Obligations, including that portion incurred or arising after the death of the Guarantor and shall be provable in full against the Guarantor's estate, whether or not the Guaranteed Obligations are then due and payable.
11. This Guaranty shall be governed by and construed
in accordance with the internal law of the State of Mississippi. All obligations of the Guarantor hereunder are payable and performable at the place or places where the Guaranteed Obligations are payable and performable. This Guaranty may not be modified, amended or terminated except by a written agreement by and between the Investment Limited Partner and the undersigned Guarantor.
12. If any provision of this Guaranty or the
application thereof to any Person or circumstance shall, for any reason and to any extent, be judicially declared to be invalid or unenforceable, neither the remaining provisions of this Guaranty nor the application of such provision to any other Person or circumstance shall be affected thereby, and the remaining provisions of this Guaranty, or the applicability of such provision to other Persons or circumstances, as applicable, shall remain in effect and be enforceable to the maximum extent permitted by applicable law.
13. The Guarantor shall pay on demand all reasonable attorneys' fees and other costs and expenses incurred by the Investment Limited Partner in the enforcement of or preservation of the Investment Limited Partner's rights under this Guaranty. The Guarantor agrees to pay interest on any expenses or other sums due to the Investment Limited Partner under this Section 12 that are not paid when due, at a rate equal to the Prime Rate plus three percent (3%). The Guarantor's obligations and liabilities under this Section 12 shall survive any payment or discharge in full of the Guaranteed Obligations. It is not the intention of the Investment Limited Partner or the Guarantor to obligate the Guarantor to pay interest in excess of that lawfully permitted to be paid by the Guarantor under applicable law. Should it be determined that any portion of the Guaranteed Obligations or any other amount payable by the Guarantor under this Guaranty constitutes interest in excess of the maximum amount of interest that the Guarantor, in the Guarantor's capacity as guarantor, may lawfully be required to pay under applicable law, the obligation of the Guarantor to pay such interest shall automatically be limited to the payment thereof in the maximum amount so permitted under applicable law. The provisions of this Section 12 shall override and control all other provisions of this Guaranty and of any other agreement between the Guarantor and the Investment Limited Partner.
14. Any notice, request, demand, consent, approval or
other communication given hereunder, or (unless otherwise provided therein) under any of the instruments or documents referred to or contemplated hereby, or in connection herewith shall be in writing and shall be deemed to have been given if sent by (i) registered or certified mail, return receipt requested, postage and fees prepaid, (ii) or nationally recognized overnight delivery service, (iii) telecopier or other facsimile transmission, answerback requested, or (iv) delivered personally, in each case addressed to the party hereto to receive such notice at her or its respective address as follows:
(a)	If to the undersigned Guarantor, 2001 Airport
Road, Suite 304, Jackson, MS 39208, with a copy to Paul L. Gunn, Esq., Taylor, Covington & Smith, P.A., 315 Tombigbee Street, Jackson, MS 39201; and
(b)	if to the Investment Limited Partner, c/o Boston
Capital Partners, Inc., One Boston Place, 21st Floor, Boston, MA, 02108, Attention: Steven M. Spall, with a copy to M. Chrysa Long, Esq., Sherburne, Powers & Needham, P.C., One Beacon Street, Boston, MA, 02108.
15. The exercise by the Investment Limited Partner of
any right or remedy hereunder or under any other Project Document or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy. The Investment Limited Partner shall have all rights, remedies and recourses afforded to the Investment Limited Partner by reason of this Guaranty or any Project Document or by law or equity or otherwise, and the same (i) shall be cumulative and concurrent, (ii) may be pursued separately, successively or concurrently against the Guarantor or others obligated for the Guaranteed Obligations, or any thereof, or against any one or more of them, or against any security or otherwise, at the sole discretion of the Investment Limited Partner, (iii) may be exercised as often as occasion therefor shall arise, it being agreed by the Guarantor that the exercise of, discontinuance of the exercise of or failure to exercise any of such rights, remedies or recourses shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse and (iv) are intended to be, and shall be, non-exclusive. No waiver of any default on the part of the Guarantor or of any breach of any of the provisions of this Guaranty or of any other document shall be considered a waiver of any other or subsequent default or breach, and no delay or omission in exercising or enforcing the rights and powers granted herein or in any other document shall be construed as a waiver of such rights and powers, and no exercise or enforcement of any rights or powers hereunder or under any other document shall be held to exhaust such rights and powers, and every such right and power may be exercised from time to time. The granting of any consent, approval or waiver by the Investment Limited Partner shall be limited to the specific instance and purpose therefor and shall not constitute consent or approval in any other instance or for any other purpose. No notice to or demand on the Guarantor in any case shall of itself entitle the Guarantor to any other or further notice or demand in similar or other circumstances. No provision of this Guaranty or any right, remedy or recourse of the Investment Limited Partner with respect hereto, or any default or breach, can be waived, nor can this Guaranty or the Guarantor be released or discharged in any way or to any extent, except specifically in each case by a writing intended for that purpose (and which refers specifically to this Guaranty) executed, and delivered to the Guarantor, by the Investment Limited Partner.
16. The Guarantor at the Guarantor's expense will
promptly execute and deliver to the Investment Limited Partner upon the Investment Limited Partner's request all such other and further documents, agreements and instruments necessary to accomplish and enforce the agreements of the Guarantor under this Guaranty.
17. Time shall be of the essence in this Guaranty with respect to all of the Guarantor's obligations hereunder.
18. This Guaranty embodies the entire agreement
between the Investment Limited Partner and the Guarantor with respect to the guaranty by the Guarantor of the Guaranteed Obligations. This Guaranty supersedes all prior agreements and understandings, if any, with respect to the guaranty by the Guarantor of the Guaranteed Obligations. No condition or conditions precedent to the effectiveness of this Guaranty exist. This Guaranty shall be effective upon execution by the Guarantor and delivery to the Investment Limited Partner.
IN WITNESS WHEREOF, the Guarantor duly executed this Guaranty as of the date first written above.
GUARANTOR:
/s/ J.H. Thames, Jr.
J. H. Thames, Jr. Individually